Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-20033 and 333-71057) and Form S-3 (File Nos. 333-33604, 333-37770, 333-73365 and 333-58217) of iGate Corporation of our report dated February 27, 2004 relating to the financial statements for the years ended December 31, 2003 and 2002, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 27, 2004 relating to the financial statement schedules for the years ended December 31, 2003 and 2002, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Pittsburgh, PA

March 15, 2004